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ESSEF CORPORATION                                                     EXHIBIT 11

Computation of Per Share Earnings


The computation of simple earnings per share and primary earnings per share is as follows:

                                                    Three Months Ended                  Nine Months Ended
                                                 June 30           June 30           June 30           June 30
                                                   1995              1994              1995              1994
                                                ---------          ---------         ---------        ---------
Average shares outstanding for
computation of simple earnings
per share                                        4,875,372          4,868,714          4,871,705        4,866,498

Add equivalent shares for un-
exercised options at end of
period (a)                                         883,789            883,048            878,493          875,308
                                                 ---------          ---------          ---------        ---------

Average shares outstanding for
computation of primary earnings
per share                                        5,759,161          5,751,762          5,750,198        5,741,806
                                                 =========          =========          =========        =========


Earnings per common share:                         $0.65              $0.61              $1.27            $1.18


Primary earnings per common
share:                                             $0.55              $0.52              $1.08            $1.00

(a)  Computed under the "Treasury Stock Method" using the average market price for the respective period.







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